UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2016

Verint Systems Inc.
(Exact name of registrant as specified in its charter)

001-34807
(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

175 Broadhollow Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)
(631) 962-9600
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 27, 2016, upon the recommendation of the Corporate Governance & Nominating Committee of the Board of Directors (the "Board") of Verint Systems Inc. ("Verint"), the Board elected William H. Kurtz as a director of Verint and as a member of the Audit Committee, effective as of September 27, 2016, filling an existing vacancy on the Board. He will initially serve a term that will expire at Verint's 2017 Annual Meeting of Stockholders. The Board has determined that Mr. Kurtz is "independent" for purposes of NASDAQ's governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)) and an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.
Mr. Kurtz has more than 30 years of management experience serving primarily as Chief Financial Officer for both public and private companies, including Novellus Systems, Inc. (a semiconductor capital equipment company), Engenio Information Technologies Inc. (a provider of storage systems to original equipment manufacturers), 3PARdata Inc. (a manufacturer of systems and software for data storage and information management), Scient Corporation (an e-business systems integrator and internet consulting company), and AT&T Corporation, where he held several senior finance roles. Currently, Mr. Kurtz serves as Chief Commercial Officer of Bloom Energy Corporation (a manufacturer of stationary fuel cell power generation systems), where he previously served as Chief Commercial and Financial Officer. Mr. Kurtz started his career as a certified public accountant with Brout & Company and later with PriceWaterhouse & Co. In addition to his extensive management experience, Mr. Kurtz currently serves as a director and chairman of the audit committee of Violin Memory Inc. (a manufacturer of computer data storage products). Mr. Kurtz also previously served as a director and chairman of the audit committee of PMC-Sierra, Inc. (a semiconductor manufacturer) and of Redback Networks Inc. (a telecommunications equipment company).
There is no arrangement or understanding between Mr. Kurtz and any other person pursuant to which Mr. Kurtz was elected as a director. At this time, Verint is not aware of any transactions with Mr. Kurtz that would require disclosure under Item 404(a) of Regulation S-K. As a non-employee director, Mr. Kurtz will participate in Verint's compensation program for non-employee directors as described under the caption "Director Compensation" in Verint's Proxy Statement filed with the Securities and Exchange Commission on May 11, 2016.
Mr. Kurtz is expected to become a party to an Indemnification Agreement with Verint on the same basis as Verint's other directors, the terms of which are described in Verint's Annual Report on Form 10-K for the year ended January 31, 2016.
Also on September 27, 2016, Larry Myers notified the Board that he will be retiring from the Board at the end of his current term and will not stand for re-election at Verint’s 2017 Annual Meeting of Stockholders. Mr. Myers’ decision to retire as a director was not due to any dispute or disagreement with Verint over any matter relating to Verint’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date:	September 30, 2016

		By:	/s/ Peter Fante
			Name:	Peter Fante
			Title:	Chief Administrative Officer